                                                                    EXHIBIT 99.1



                                             CITIGATE
                                             SARD VERBINNEN


NEWS

FOR IMMEDIATE RELEASE

                Contact: Anna Cordasco/Paul Caminiti/Carrie Bloom
                             Citigate Sard Verbinnen
                                  212/687-8080

           VECTOR GROUP ANNOUNCES NAME OF NICOTINE-FREE CIGARETTE AND
                 CREATION OF NEW TOBACCO SALES AND MARKETING ARM

                  NICOTINE-FREE CIGARETTE WILL BE NAMED QUEST;
       LIGGETT CEO RON BERNSTEIN WILL LEAD NEW LIGGETT VECTOR BRANDS INC.

    ------------------------------------------------------------------------

         NEW YORK, MARCH 11, 2002 - Vector Group Ltd. (NYSE: VGR) announced today that its new, nicotine-free cigarette product will be named Quest and will be available nationwide beginning in the third quarter of 2002. Vector also announced that it will combine the sales and marketing functions of its Liggett Group and Vector Tobacco subsidiaries into a new entity, Liggett Vector Brands Inc.

         Quest cigarettes will be sold in Lights and Menthol Lights variants, in both box and soft packs, and will be supported by a $40 million advertising and marketing campaign. Quest cigarettes utilize a proprietary process that enables the production of a tobacco cigarette that is nicotine-free and tastes and smokes like a conventional cigarette. Because they are nicotine-free, Quest cigarettes also contain a greatly reduced level of the most potent tobacco specific nitrosamine, known as NNK, believed to be one of the leading contributors of lung cancer.

         The newly formed Liggett Vector Brands will coordinate and execute the sales and marketing efforts for all of Vector Group's tobacco operations. With the combined resources of Liggett Group and Vector Tobacco, Liggett Vector Brands initially will have 350 salespeople with plans to expand to as many as 500 by the end of 2002, and enhanced distribution and marketing capabilities. Ronald J. Bernstein will serve as President and Chief Executive Officer of Liggett Vector Brands, which will be headquartered in New York with operations in the Durham, North Carolina area, and Richard J. DiDonato and James A. Taylor will serve as Senior Vice President of Sales and Senior Vice President of Marketing, respectively.

         Bennett S. LeBow, Chairman and Chief Executive Officer of Vector Group, said, "Today, we're making two significant announcements that will set the course for the future of our tobacco operations. First, after careful analysis, we concluded that Vector Group could best maximize our significant sales and marketing resources by combining those functions under one entity, Liggett Vector Brands. On day one, this move expands and focuses our sales coverage in each state we serve. Under Ron Bernstein's proven leadership, Liggett Vector Brands will work to further expand and enhance our ability to sell, distribute and market our Liggett and Vector Tobacco products in markets nationwide. We're confident that a focused sales and marketing effort is the best approach to maximizing penetration of Liggett premium products, such as Jade and Eve, and Vector Tobacco products, such as our significantly reduced carcinogen cigarette, Omni, which debuted nationally in November, and the new Quest nicotine-free cigarette."

         "We are equally excited about the progress of our nicotine-free cigarette Quest and look forward to a strong launch in the third quarter," said LeBow. "We had a very successful harvest of the Quest nicotine-free tobacco, are in the final stages of product development and expect to begin production at our new Timberlake, North Carolina facility shortly. The third quarter launch of Quest will allow for successful integration of our seasoned, growing sales force, as well as provide them with time to adequately prepare for the Quest products."

         LeBow added, "As a nicotine-free cigarette that smokes and tastes just like a regular cigarette, Quest will be unlike any other product on the market. Quest will be priced as a premium cigarette and, we believe, offer adult smokers a new smoking alternative."

         In connection with the creation of a new Liggett Vector Brands entity, Vector Group expects to take a one-time, non-recurring charge of approximately $3 to $5 million in the first quarter of 2002, related to elimination of redundant positions, consolidation of sales and marketing operations and systems integration. Research and manufacturing will not be impacted by the creation of Liggett Vector Brands.

         Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc., and a controlling interest in New Valley Corporation.


                                      ###